Exhibit 99.1
Holly Energy Partners Announces Agreement With Plains All American Pipeline For Joint Ownership Of New Utah Crude Oil Pipeline
DALLAS, TX, February 21, 2007—Holly Energy Partners, L.P. (NYSE: HEP) announced today that it has entered into a letter of intent with Plains All American Pipeline, L.P. (NYSE: PAA) for Holly Energy Partners to own a 25% joint venture interest in a new 95-mile intrastate pipeline system, now being constructed by Plains, for the shipment of up to 120,000 barrels per day of crude oil into the Salt Lake City area. The pipeline would be owned by a new joint venture company which would be owned 75% by Plains and 25% by HEP. Subject to the actual construction cost, HEP would purchase its interest for between $22.0 million and $25.5 million in the first quarter of 2008 when the new pipeline system is expected to become fully operational. The pipeline is being built to allow various refiners in the Salt Lake City area, including the Woods Cross Refinery owned by a subsidiary of Holly Corporation, to ship into the Salt Lake City area crude oil from the Utah terminus of the Frontier Pipeline and crude oil from Wyoming and Utah which is currently flowing on Plains’ Rocky Mountain Pipeline. The letter of intent is subject to various conditions, including the negotiation and execution of mutually satisfactory definitive agreements.
“The new joint venture pipeline is expected to provide a safe and economically efficient vehicle to meet the current and future crude oil transportation requirements of the Salt Lake City refining center. This new line will not only add substantial capacity to deliver increased quantities of crude oil to Salt Lake City, but it will add the flexibility to transport significantly higher quantities of heavy Canadian crude oils than can currently be transported. By combining with Plains, in lieu of proceeding with building the Porcupine Ridge Pipeline, we have enhanced Holly Energy Partners’ economic return on capital while providing a lower cost, single-solution transportation option to all the refiners in Salt Lake City, including Holly Corporation’s Woods Cross refinery,” said Matt Clifton, HEP’s Chairman of the Board and Chief Executive Officer.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest in the Partnership. The Partnership owns and operates product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Energy Partners
214-871-3555